EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of BV Financial, Inc. of our report dated March 13, 2023, with respect to the consolidated financial statements of BV Financial, Inc. appearing in the Company’s Prospectus included in the Registration Statement on Form S-1 (File No. 333-270496) for the year ended December 31, 2022.

/s/ FORVIS, LLP
Tysons, Virginia
July 31, 2023